JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS FOURTH-QUARTER 2017 NET INCOME OF
$4.2 BILLION, OR $1.07 PER SHARE
FOURTH-QUARTER 2017 NET INCOME OF $6.7 BILLION, OR $1.76 PER SHARE EXCLUDING SIGNIFICANT ITEMS1

FULL-YEAR 2017 NET INCOME OF $24.4 BILLION, OR $6.31 PER SHARE
FULL-YEAR 2017 RECORD NET INCOME OF $26.5 BILLION, OR $6.87 PER SHARE EXCLUDING SIGNIFICANT ITEMS1

FULL-YEAR 2017 RESULTS

ROE 10% ROTCE[1]12%	Common equity Tier 1[1] 12.1%	Net payout LTM[2,3] 98%
FOURTH-QUARTER 2017 RESULTS4

Firmwide Metrics	■	Reported revenue of $24.2 billion; managed revenue of $25.5 billion[1]
	■	Average core loans[1] up 6% YoY and 2% QoQ

CCB 4Q17 ROE 19% 2017 ROE 17%	■	Average core loans[1] up 8%; average deposits of $652 billion, up 7%
	■	Client investment assets of $273 billion, up 17%
	■	Credit card sales volume[5] and merchant processing volume each up 13%

CIB 4Q17 ROE 12% 2017 ROE 14%	■	Maintained #1 ranking for Global Investment Banking fees with 8.1% wallet share for the year
	■	Treasury Services revenue, up 13%; Securities Services revenue, up 14%

CB 4Q17 ROE 18% 2017 ROE 17%	■	Record revenue of $2.4 billion, up 20%; record net income of $957 million, up 39%
	■	Average loan balances of $203 billion, up 7%

AWM 4Q17 ROE 28% 2017 ROE 25%	■	Record revenue of $3.4 billion, up 9%; net income of $654 million, up 12%
	■	Record assets under management (“AUM”) of $2.0 trillion, up 15%

Jamie Dimon, Chairman and CEO, commented on the financial results: “2017 was a record year on many measures for JPMorgan Chase as we added clients and customers and delivered record EPS. We had healthy growth in Treasury Services, Securities Services and Investment Banking – we were #1 in IB fees globally, a record for the firm. Commercial Banking and Asset & Wealth Management generated record revenue and net income. The Commercial Bank earned a record $2.3 billion of IB revenue and continued to add bankers and offices and now has offices in each of the top 50 MSAs. In Asset & Wealth Management, loans and AUM were up, 9% and 15%, to record levels, and we brought in $68 billion of long-term net flows. Consumer & Community Banking – which now reaches 61 million households – grew core loans and deposits 9% each, and had record merchant processing volume of $1.2 trillion.”

Dimon added: “The company maintained its fortress balance sheet, discipline and client focus. Operating from this position of strength allowed us to extend credit and raise capital of $2.3 trillion for U.S. consumers, businesses and institutional clients, while returning $22 billion to shareholders.”

Dimon concluded: “The enactment of tax reform in the fourth quarter is a significant positive outcome for the country. U.S. companies will be more competitive globally, which will ultimately benefit all Americans. The cumulative effect of retained and reinvested capital in the U.S. will help grow the economy, ultimately growing jobs and wages. We have always invested, even in difficult times, in our employees, customers and communities, and as a result of the tax plan we will be increasing and accelerating some of these investments.”

SIGNIFICANT ITEMS

■	4Q17 results include $2.4 billion estimated[6] net impact of the Tax Cuts and Jobs Act ($0.69 per share decrease in earnings)
FORTRESS PRINCIPLES

■	Book value per share of $67.04, up 5%; tangible book value per share[1] of $53.56, up 4%

■	Basel III common equity Tier 1 capital[1] of $184 billion and ratio[1] of 12.1%

■	Firm SLR[1] of 6.5%
OPERATING LEVERAGE

■	4Q17 reported expense of $14.6 billion; reported overhead ratio of 60%; 4Q17 adjusted expense[1] of $14.8 billion; adjusted overhead ratio[1] of 58%

CAPITAL RETURN

■	$6.7 billion[3] returned to shareholders in 4Q17

■	$4.7 billion of net repurchases and common dividend of $0.56 per share
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$2.3 trillion of credit and capital[7] raised in 2017

■	$258 billion of credit for consumers

■	$22 billion of credit for U.S. small businesses

■	$817 billion of credit for corporations

■	$1.1 trillion of capital raised for corporate clients and non-U.S. government entities

■	$92 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325 [1]For notes on non-GAAP financial measures, including managed basis reporting and key performance measures, see page 5. For additional notes see page 6.	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 5.
Comparisons noted in the sections below are calculated for the fourth quarter of 2017 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis totaled $24.2 billion, $25.3 billion, and $23.4 billion for the fourth quarter of 2017, third quarter of 2017, and fourth quarter of 2016, respectively.

Results for JPM				3Q17		4Q16
($ millions, except per share data)	4Q17	3Q17	4Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$25,450	$26,200	$24,333	$(750)	(3)%	$1,117	5%
Noninterest expense	14,591	14,318	13,833	273	2	758	5
Provision for credit losses	1,308	1,452	864	(144)	(10)	444	51
Net income	$4,232	$6,732	$6,727	$(2,500)	(37)%	$(2,495)	(37)%
Earnings per share	$1.07	$1.76	$1.71	$(0.69)	(39)%	$(0.64)	(37)%
Return on common equity	7%	11%	11%
Return on tangible common equity	8	13	14
Discussion of Results:
Net income was $4.2 billion, a decrease of 37% driven by a $2.4 billion impact as a result of the enactment in the fourth quarter of 2017 of the Tax Cuts and Jobs Act (“TCJA”). Excluding the impact of the TCJA, net income would have been $6.7 billion, down 1%.
Net revenue was $25.5 billion, up 5%. Net interest income was $13.4 billion, up 11%, driven by the net impact of rising rates, as well as loan and deposit growth, partially offset by declines in Markets net interest income. Noninterest revenue was $12.1 billion, down 1%, driven by lower Markets revenue, largely offset by growth in auto lease revenue in Consumer & Community Banking and growth in Asset & Wealth Management.
Noninterest expense was $14.6 billion, up 5%, driven by higher compensation expense, higher contribution to the Firm’s Foundation, higher auto lease depreciation and impairment of certain leased equipment in the Commercial Bank, partially offset by lower legal expense.
The provision for credit losses was $1.3 billion, up from $864 million in the prior year. The increase reflected modest net reserve builds in the current quarter of $28 million and $16 million in the Wholesale and Consumer portfolios, respectively, versus net reserve releases in the prior year of $169 million and $247 million in the Wholesale and Consumer portfolios, respectively.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q17		4Q16
($ millions)	4Q17	3Q17	4Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,070	$12,033	$11,019	$37	—	$1,051	10%
Consumer & Business Banking	5,557	5,408	4,774	149	3	783	16
Home Lending[8]	1,442	1,558	1,690	(116)	(7)	(248)	(15)
Card, Merchant Services & Auto[9]	5,071	5,067	4,555	4	—	516	11
Noninterest expense	6,672	6,495	6,303	177	3	369	6
Provision for credit losses	1,231	1,517	949	(286)	(19)	282	30
Net income	$2,631	$2,553	$2,364	$78	3%	$267	11%

JPMorgan Chase & Co.
News Release

Discussion of Results:
Net income was $2.6 billion, an increase of 11%. Net revenue was $12.1 billion, an increase of 10%.
Consumer & Business Banking net revenue was $5.6 billion, up 16%, predominantly driven by higher deposit margins and strong deposit growth. Home Lending net revenue was $1.4 billion, down 15%, predominantly driven by lower net servicing revenue and loan spread compression. Card, Merchant Services & Auto net revenue was $5.1 billion, up 11%, driven by higher auto lease volumes, net interest income on higher Card loan balances and margins, and lower Card new account origination costs net of annual fees.
Noninterest expense was $6.7 billion, up 6%, predominantly driven by higher auto lease depreciation and business growth.
The provision for credit losses was $1.2 billion, an increase of $282 million, driven by a net reserve build of $15 million in the current quarter compared with a net release in the prior year of $250 million. The current quarter reserve build included $200 million in Card driven by loan growth, predominantly offset by reserve releases of $150 million in Home Lending reflecting continued improvement in home prices and delinquencies, and $35 million in Auto.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q17		4Q16
($ millions)	4Q17	3Q17	4Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$7,478	$8,590	$8,461	$(1,112)	(13)%	$(983)	(12)%
Banking	3,051	3,094	2,783	(43)	(1)	268	10
Markets & Investor Services	4,427	5,496	5,678	(1,069)	(19)	(1,251)	(22)
Noninterest expense	4,513	4,768	4,172	(255)	(5)	341	8
Provision for credit losses	130	(26)	(198)	156	NM	328	NM
Net income	$2,316	$2,546	$3,431	$(230)	(9)%	$(1,115)	(32)%
Discussion of Results:
Net income was $2.3 billion, a decrease of 32%. Net revenue was $7.5 billion, down 12%.
Banking revenue was $3.1 billion, up 10%. Investment Banking revenue was $1.6 billion, up 10%, with strength across products. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $1.1 billion, up 13%, driven by the impact of higher interest rates and growth in operating deposits. Lending revenue was $336 million, down 3%.
Markets & Investor Services revenue was $4.4 billion, down 22%, driven by lower Markets revenue, down 26%. Fixed Income Markets revenue was down 34% against a strong prior year, driven by continued low volatility, tighter credit spreads, and the impact from the TCJA on tax-oriented investments of $259 million. Excluding the TCJA impact, Fixed Income Markets revenue was down 27%. Equity Markets revenue was flat compared to a strong prior year and included the impact of a mark-to-market loss of $143 million on a margin loan to a single client. Excluding the mark-to-market loss, Equity Markets revenue was up 12%, driven by strength in Prime Services, Cash Equities and corporate derivatives. Securities Services revenue was $1.0 billion, up 14%, driven by higher interest rates and deposit growth, as well as higher asset-based fees driven by improving market levels.
Noninterest expense was $4.5 billion, up 8%, driven by higher compensation expense due to the relative timing of accruals.
The provision for credit losses was an expense of $130 million, driven by a reserve build for the same single client. The prior year was a benefit of $198 million, which included a net reserve release in Energy10.

COMMERCIAL BANKING (CB)

Results for CB				3Q17		4Q16
($ millions)	4Q17	3Q17	4Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,353	$2,146	$1,963	$207	10%	$390	20%
Noninterest expense	912	800	744	112	14	168	23
Provision for credit losses	(62)	(47)	124	(15)	(32)	(186)	NM
Net income	$957	$881	$687	$76	9%	$270	39%

JPMorgan Chase & Co.
News Release

Discussion of Results:
Net income was $957 million, an increase of 39%.
Net revenue was $2.4 billion, up 20%, driven by higher net interest income due to higher deposit spreads and loan growth, and included a benefit of $115 million driven by the impact of the TCJA on certain investments that receive tax credits in the Community Development Banking business.
Noninterest expense was $912 million, up 23%, including an impairment of approximately $100 million primarily on certain leased equipment, which is expected to be sold in the first half of 2018. Noninterest expense excluding the impact of the impairment was up 9%, largely driven by the hiring of bankers and business-related support staff, and investments in technology.
The provision for credit losses was a benefit of $62 million, largely driven by reserve releases in the Oil and Gas portfolio. The prior year was an expense of $124 million driven by select client downgrades.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				3Q17		4Q16
($ millions)	4Q17	3Q17	4Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,374	$3,245	$3,087	$129	4%	$287	9%
Noninterest expense	2,348	2,181	2,175	167	8	173	8
Provision for credit losses	9	8	(11)	1	13	20	NM
Net income	$654	$674	$586	$(20)	(3)%	$68	12%
Discussion of Results:
Net income was $654 million, an increase of 12%.
Net revenue was $3.4 billion, an increase of 9%, reflecting higher market levels and strong banking results driven by higher net interest income on deposits and loans.
Noninterest expense was $2.3 billion, an increase of 8%, largely driven by a combination of higher compensation expense and higher external fees.
Assets under management were $2.0 trillion, up 15%, reflecting higher market levels and net inflows into long-term and liquidity products.

CORPORATE

Results for Corporate				3Q17		4Q16
($ millions)	4Q17	3Q17	4Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$175	$186	$(197)	$(11)	(6)%	$372	NM
Noninterest expense	146	74	439	72	97	(293)	(67)
Provision for credit losses	—	—	—	—	—	—	—
Net income/(loss)	$(2,326)	$78	$(341)	$(2,404)	NM	$(1,985)	NM
Discussion of Results:
Net loss was $2.3 billion, compared with a net loss of $341 million in the prior year. The current quarter net loss included a $2.7 billion increase to income tax expense related to the impact of the TCJA.
Net revenue was $175 million, compared with a net loss of $197 million in the prior year, primarily due to the benefit of higher rates.

JPMorgan Chase & Co.
News Release

1.	Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $67.04, $66.95 and $64.06 at December 31, 2017, September 30, 2017, and December 31, 2016, respectively. TCE, ROTCE, and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are non-GAAP financial measures. Adjusted expense excluded Firmwide legal expense/(benefit) of $(207) million, $(107) million and $230 million for the three months ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively. The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of adjusted managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

d.
On December 22, 2017, the Tax Cuts & Jobs Act (“TCJA”) was signed into law. The fourth quarter of 2017 and full-year 2017 results reflect the estimated impact of the enactment of the TCJA, which resulted in a $2.4 billion decrease in net income. The full year results also included a legal benefit of $406 million (after-tax) related to a settlement with the FDIC receivership for Washington Mutual and with Deutsche Bank as trustee to certain Washington Mutual trusts. Net income and earnings per share excluding the impact of these significant items are non-GAAP financial measures. Management believes these measures help investors understand the effect of these items on reported results.

Notes on key performance measures

e.
Estimated as of December 31, 2017. The Basel III supplementary leverage ratio (“SLR”), to which the Firm is subject to since January 1, 2018, and Basel III Fully Phased-In capital, risk-weighted assets and capital ratios, to which the Firm will be subject on January 1, 2019, are all considered key regulatory capital measures. The capital adequacy of the Firm is evaluated against the Basel III approach (Standardized or Advanced) that results, for each quarter, in the lower ratio (the “Collins Floor”). These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, including the Collins Floor, see Capital Risk Management on pages 76-85 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2016 and pages 42-48 of the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

f.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

JPMorgan Chase & Co.
News Release

Additional notes:

2.	Last twelve months (“LTM”).

3.	Net of stock issued to employees.

4.	Percentage comparisons noted in the bullet points are calculated for the fourth quarter of 2017 versus the prior-year fourth quarter, unless otherwise specified.

5.	Excludes Commercial Card.

6.	Represents the estimated impact of the TCJA; the estimate may be refined in future periods as further information becomes available.

7.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

8.	Formerly Mortgage Banking.

9.	Formerly Card, Commerce Solutions & Auto.

10.	Energy includes Oil & Gas, Natural Gas Pipelines, and Metals & Mining.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, January 12, 2018, at 8:30 a.m. (Eastern) to present fourth-quarter 2017 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on January 12, 2018, through midnight, January 26, 2018, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 6397578. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.